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                                                                  Exhibit 10.15


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") is made as of this 1st day of March, 2000, by and between Liquor.com, Inc., a Delaware corporation (the "COMPANY"), and Barry Grieff (the "EXECUTIVE").

                                    RECITALS:

         A. The Company is actively engaged in operating an e-commerce site (Liquor.com) which facilitates both the purchase and sending of liquor, wine, and other alcoholic or non-alcholic beverage by businesses and individuals, for gift delivery and personal consumption.

         B. The Company is currently expanding its business by further utilizing its existing network of affiliates in the alcholic beverage industry to reduce the cost and increase the efficiency at each tier of the alcholic beverage distribution system.

         C. The Company desires to employ Executive to further its business and Executive desires to be employed by the Company, subject to the terms, conditions and covenants hereinafter set forth.

         D. As a condition of the Company entering into this Agreement with the Executive, Executive has agreed to execute and deliver the Confidentiality/Invention and Non-Compete Agreement attached hereto as EXHIBIT A (the "Confidentiality Agreement").

         NOW, THEREFORE, in consideration of the foregoing and the agreements, covenants and conditions set forth herein, the Executive and the Company hereby agree as follows:

                                    ARTICLE I

                                   EMPLOYMENT

         1.1 EMPLOYMENT. The Company hereby employs, engages and hires Executive, and Executive hereby accepts employment, upon the terms and conditions set forth in this Agreement. The Executive shall serve as the Chief Executive Officer of the Company, reporting only to the Board of Directors of the Company. Executive shall have and fully perform such duties and responsibilities that are commensurate and consistent with his position, as may be, from time to time, assigned to him by the Board of Directors of the Company. As the Chief Executive Officer, Executive's duties shall include, but not be limited to, participating with the Board of Directors in setting the strategic plan of the Company, primary responsibility for implementing the Company's strategic plan, and Executive shall have the authority to hire and fire all operating employees of the Company. All executive officers of the Company shall report to Executive.



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         1.2 ACTIVITIES AND DUTIES DURING EMPLOYMENT. Except as provided below,
Executive represents and warrants to the Company that he is free to accept employment with the Company, and that he has no prior or other commitments or obligations of any kind to anyone else which would hinder or interfere with his acceptance of his obligations under this Agreement, or the exercise of his best efforts as an officer and employee of the Company. During the Employment Term (as defined below), Executive agrees:

             (a) to devote substantially all of his business, time, attention and efforts to the faithful and diligent performance of his services to the Company;

             (b) to faithfully serve and further the interests of the Company in every lawful way, giving honest, diligent, loyal and cooperative service to the Company; and

             (c) to comply with all lawful rules and policies which, from time to time, may be adopted by the Company.

Notwithstanding the foregoing, the Executive shall be permitted to be a director of ezcd.com and PCG, Inc., and to provide consulting services for his private renumeration to alfy.com and R3Media; PROVIDED, HOWEVER, in no event shall these activities, individually or in the aggregate, interfere in any manner with the performance of his duties for the Company.

                                   ARTICLE II

                                      TERM

         2.1 TERM. The term of employment under this Agreement shall be one (1) year (the "INITIAL TERM"), commencing on the date of the Agreement, which Employment Term shall automatically renew for one year periods unless terminated by either party by written notice not less than ninety (90) days prior to expiration of the then-current term (such term of employment, as it may be extended or terminated, is herein referred to as the "EMPLOYMENT TERM").

         2.2 TERMINATION. The employment of Executive may be terminated as follows:

             (a) By either party upon at least ninety (90) days written notice to the other party, in which event such termination shall be effective upon expiration of the notice period. If Executive terminates his employment pursuant to this SECTION 2.2(a), such termination is hereinafter referred to as a "VOLUNTARY TERMINATION".

             (b) By the Company immediately for "CAUSE." For the purpose of this Agreement, "CAUSE" shall mean that the Board of Directors concludes, in good faith and after reasonable investigation that (i) Executive engaged in conduct amounting to fraud, embezzlement, or willful or illegal misconduct in connection with Executive's duties under



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         this Agreement; (ii) the Executive has been indicted or convicted by a court of proper jurisdiction of (or his written, voluntary and freely given confession to) a crime which constitutes a felony and/or results in material injury to the Company's property, operation or reputation;
         (iii) Executive materially breached the Confidentiality Agreement; or
         (iv) the Executive has substantially and continually failed to perform duties reasonably directed by the Board of Directors or Chief
         Executive Officer after written notice from the Board of Directors and a fifteen (15) day opportunity to cure.

             (c) Upon the death of Executive.

             (d) By either party upon the Total Disability of the Executive. The Executive shall be considered to have a Total Disability for purposes of this Agreement if he is unable by reason of accident or illness to substantially perform his employment duties, and is expected to be in such condition for periods totaling four (4) months (whether or not consecutive) during any consecutive period of twelve (12) months. During a period of disability prior to termination hereunder, Executive shall continue to receive his base salary.

             (e) By the Executive upon five (5) business days notice to the Company for Good Reason, which notice shall state the reason for termination. For the purpose of this Agreement, "GOOD REASON" shall mean:

                 (i) the assignment to the Executive of any duties inconsistent with the Executive's position (including status, offices and titles, office facilities, staff support and reporting requirements), authority, duties or responsibilities as contemplated by ARTICLE I of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities without prior written consent of the Executive, excluding for this purpose an isolated action not taken in bad faith and which is remedied by the Company within five
             (5) business days after receipt of written notice thereof given by the Executive;

                 (ii) any material failure by the Company to comply with any of the provisions of this Agreement, other than an isolated failure not occurring in bad faith and which is remedied by the Company within five (5) business days after receipt of written notice thereof given by the Executive;

                 (iii) any purported termination by the Company of the
             Executive's employment otherwise than as expressly permitted by this Agreement; or

                 (iv) requiring Executive to report to work as his principal place of business to a location outside of the greater metropolitan area of New York City.

If there is any dispute between the parties as to whether Cause, Good Reason, or Total Disability exists, either party may submit the dispute to binding arbitration. Any such arbitration proceeding



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will be conducted in New York, New York and except as otherwise provided in this
Agreement, will be conducted under the auspices of JAMS/Endispute, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. The arbitrator(s) shall allow such discovery as the arbitrator(s) determines appropriate under the circumstances. The arbitrator(s) shall determine which party, if either, prevailed and shall award the prevailing party its costs and attorneys fees. The award and decision of the arbitrator shall be conclusive and binding on all parties to this Agreement and judgment on the award may be entered in any court of competent jurisdiction. The parties acknowledge and agree that any arbitration award may be enforced against either or both of them in a court of competent jurisdiction and each waives any right to contest the validity or enfor ceability of such award. The parties further agree to be bound by the provisions of any statute of limitations which would be applicable in a court of law to the controversy or claim which is the subject of any arbitration proceeding initiated under this Agreement. The parties further agree that they are entitled in any arbitration proceeding to the entry of an order, by a court of competent jurisdiction pursuant to an opinion of the arbitrator, for specific performance of any of the requirements of this Agreement.

         2.3 CESSATION OF RIGHTS AND OBLIGATIONS: SURVIVAL OF CERTAIN PROVISIONS. On the date of expiration or earlier termination of the Employment Term for any reason, all of the respective rights, duties, obligations and covenants of the parties, as set forth herein, shall, except as specifically provided herein to the contrary, cease and become of no further force or effect as of the date of said termination, and shall only survive as expressly provided for herein.

         2.4 TREATMENT OF EXECUTIVE UPON TERMINATION OF EMPLOYMENT. In lieu of any severance under any severance plan that the Company may then have in effect, the Company shall pay to the Executive, and the Executive shall be entitled to receive in one lump sum payment, the following amounts within thirty (30) days of the date of a termination of the Employment Term:

             (a) VOLUNTARY TERMINATION OR FOR CAUSE. Upon a Voluntary Termination of the Employment Term by the Executive, the expiration of the Employment Term because the Executive elects not to extend the Employment Term, or a termination of the Employment Term for Cause by the Company, the Executive shall be entitled to receive his current Base Salary (as defined herein) and expense reimbursement through the date of termination.

             (b) DEATH, TOTAL DISABILITY, GOOD REASON AND WITHOUT CAUSE. Upon the termination of the Employment Term by reason of the Death or Total Disability of the Executive, by the Executive for Good Reason, by the Company without Cause (before and after a Change in Control (as defined in the Option Agreement)), or the expiration of the Employment Term because the Company did not elect to extend the Employment Term, the Executive shall be entitled to receive (i) Base Salary and expense reimbursement through the date of termination, (ii) any Performance Bonus or other bonus earned through the date of termination, (iii) an amount equal to Executive's pro-rated bonus for the 180 day period following the date of termination calculated as if the Executive had met the greater of (A)



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         the actual percentage of target achieved by Executive by the date of termination, or (B) fifty percent (50%) of the target, and (iv) an amount equal to one year of his current Base Salary.

In addition, the Executive shall be entitled to continue to receive, at the Company's sole expense, all health and disability benefits for a period of one year after the termination date if Executive's Employment Term was terminated for any reason set forth in SECTION 2.4(b) above (except death).

         2.5 NO MITIGATION OF DAMAGES DEFENSE. The Company shall not be entitled to interpose in any forum or proceedings whatsoever the defense of "mitigation of damages," notwithstanding that the Executive shall have entered into or could have entered into any other employment.

                                   ARTICLE III

                            COMPENSATION OF BENEFITS

         3.1 COMPENSATION.

             (a) During the Employment Term, the Company shall pay Executive a base salary ("BASE SALARY") of Two Hundred Twenty-Five Thousand Dollars ($225,000) per year. The Base Salary will be reviewed annually by the Board of Directors with a view to increasing it. The Company shall not be permitted to reduce the Base Salary.

             (b) The Company shall, in addition to Executive's Base Salary, pay Executive an annual performance bonus (the "PERFORMANCE BONUS") in an amount based on the Company obtaining certain targeted financial goals, each as established by the Board of Directors of the Company, after consultation with the Executive. Initially, the Executive shall be entitled to earn the following Performance Bonuses:

                 (i) The Company will pay Executive $25,000 upon the Company reaching $8.0 million dollars in gross revenue, calculated on a rolling twelve month period (the "$8.0 Million Target").

                 (ii) The Company will pay Executive $100,000 upon the Company reaching $10.0 million dollars in gross revenue, calculated on a rolling twelve month period.

                 (iii) The Company will pay Executive incremental cash bonuses in amounts determined by the Board of Directors of the Company after consultation with Executive, upon the Company reaching gross revenue targets (as also determined by the Board of Directors) between $10.1 million and $11.9 million dollars, calculated on a rolling twelve month period. The Company and Executive



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             shall endeavor to determine the incremental bonus amounts within ninety (90) days of the date hereof.


                 (iv) The Company will pay Executive $100,000 upon the Company reaching gross revenues of $12 million dollars, calculated on a rolling twelve month period.

The Executive shall remain eligible to earn the foregoing Performance Bonuses for the period beginning on the date hereof and ending on the date that is twelve months after a Financing Event. For purposes of this Agreement, a "Financing Event" shall mean the earlier to occur of: (i) the closing of an initial public offering of the Company's shares of common stock that raises a minimum of $20 million dollars ("IPO"), and (ii) the closing of a financing (equity and/or debt) raising at least $20 million dollars. As used herein, "gross revenue" shall be calculated using the same accounting concepts, rules and procedures as used in calculating gross revenue on the Company's income statement for the year ending December 31, 1999. All Performance Bonuses earned hereunder shall be payable within fourteen (14) days of the date the revenue target was achieved by the Company.

             (c) The Company shall pay Executive a bonus of $50,000 within fourteen (14) days of a Financing Event.

             (d) The Company may pay to the Executive such additional bonuses as the Board of Directors of the Company may deem appropriate.

         3.2 PAYMENT. All compensation shall be payable in intervals in accordance with the general payroll payment practice of the Company. The compensation shall be subject to such withholdings and deductions by the Company as are required by law.

         3.3 OPTIONS. Concurrently with the commencement of Executive's employment, the Company shall grant to the Executive stock options to purchase up to seven percent (7%) of the number of outstanding shares of the Company's common stock, calculated on a fully diluted basis (exclusive of Executive's Option) which shall be protected against dilution through a Financing Event (including any warrants issued in connection with an IPO). The options will have an exercise price of $3.52 per share and will be subject to vesting and have such other terms as provided in the form of the Option Agreement attached hereto as EXHIBIT B.

         3.4 BUSINESS EXPENSES.

             (a) REIMBURSEMENT. The Company shall reimburse the Executive for all reasonable business expenses incurred by him in connection with the performance of his duties hereunder, including, but not limited to, reasonable telephone, travel expenses and entertainment expenses.



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             (b) ACCOUNTING. The Executive shall provide the Company with an accounting of his expenses, which accounting shall clearly reflect which expenses are reimbursable by the Company. The Executive shall provide the Company with such other supporting documentation and other substantiation of reimbursable expenses as will conform to Internal Revenue Service or other requirements. All such reimbursements shall be payable by the Company to the Executive within a reasonable time after receipt by the Company of appropriate documentation therefor.

         3.5 OTHER BENEFITS. Executive shall be entitled to participate in any retirement, pension, profit-sharing, stock option, health plan, incentive compensation and welfare or any other benefit plan or plans of the Company which may now or hereafter be in effect for executive officers of the Company. Until such time as the Company establishes a group health benefit plan for its executive officers, the Company shall pay Executive's insurance premiums for his current medical benefits. In addition, during the Employment Term, the Company will pay the premiums on a [20] year term life insurance policy in the amount of $1.0 million dollars. The Company shall secure director and officer insurance for the benefit of Executive and all of the other executive officers and directors of the Company.

                                   ARTICLE IV

                                  MISCELLANEOUS

         4.1 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given, delivered and received
(a) when delivered, if delivered personally, (b) four days after mailing, when sent by registered or certified mail, return receipt requested and postage prepaid, (c) one business day after delivery to a private courier service, when delivered to a private courier service providing documented overnight service, and (d) on the date of delivery if delivered by telecopy, receipt confirmed, provided that a confirmation copy is sent on the next business day by first class mail, postage prepaid, in each case addressed as follows:

         To Executive at his home address.

         With a copy to:     Brown Raysman Millstein Felder & Steiner
                             185 Asylum Street
                             City Place II, 10th Floor
                             Hartford, Connecticut  06103
                             Attn:   Beverly Garofalo

         To Company at:      Liquor.com, Inc.
                             4205 W. Irving Park Road
                             Chicago, IL 60641
                             Attn:   Board of Directors



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                             Ph:
                             Fax:


         With a copy to:     Shefsky & Froelich Ltd.
                             444 North Michigan Avenue
                             Suite 2500
                             Chicago, IL  60611
                             Attention: James R. Asmussen

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

         4.2 ENTIRE AGREEMENT; AMENDMENTS, ETC. This Agreement and the Agreements referred to herein contain the entire agreement and understanding of the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter thereof including that certain letter agreement between Executive and the Company dated March 14, 2000. No modification, amendment, waiver or alteration of this Agreement or any provision or term hereof shall in any event be effective unless the same shall be in writing, executed by both parties hereto, and any waiver so given shall be effective only in the specific instance and for the specific purpose for which given.

         4.3 BENEFIT. This Agreement shall be binding upon, and inure to the benefit of, and shall be enforceable by, the heirs, successors, legal representatives and permitted assignees of Executive and the successors, assignees and transferees of the Company. This Agreement or any right or interest hereunder may not be assigned by Executive or the Company without the prior written consent of the other party.

         4.4 NO WAIVER. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder or pursuant hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or pursuant thereto.

         4.5 SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but, if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any part of any covenant or other provision in this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that the court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.



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         4.6 COMPLIANCE AND HEADINGS. Time is of the essence of this Agreement.
The headings in this Agreement are intended to be for convenience and reference only, and shall not define or limit the scope, extent or intent or otherwise affect the meaning of any portion hereof.

         4.7 GOVERNING LAW. The parties agree that this Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of New York, and the parties agree that subject to the arbitration provision set forth in SECTION 2.2, any suit, action or proceeding with respect to this Agreement shall be brought in the courts of the U.S. District Court for the Southern District of New York. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. Venue for any such action, in addition to any other venue permitted by statute, will be New York, New York.

         4.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         4.9 RECITALS. The Recitals set forth above are hereby incorporated in and made a part of this Agreement by this reference.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered as of the day and year first above written.

                                        LIQUOR.COM, INC.,
                                        a Delaware corporation

                                        By: /s/ Scott B. Clark
                                           ------------------------------------
                                                Scott B. Clark
                                                Chief Financial Officer

                                        EXECUTIVE:

                                        /s/ Barry Grieff
                                        ---------------------------------------
                                        Barry Grieff



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